UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 of 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	December 11, 2018

Heartland Financial USA, Inc.
(Exact name of Registrant as specified in its charter)

Commission File Number:	001-15393

Delaware	42-1405748
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification Number)

1398 Central Avenue Dubuque, Iowa 52001
(Address of principal executive offices)

(563) 589-2100
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by checkmark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 or the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(d)    Director Election

Effective December 12, 2018, the Heartland Financial USA, Inc. (“Heartland”) Board of Directors appointed Jennifer K. Hopkins as a Class III director. Ms. Hopkins will serve as a Class III director until Heartland’s annual meeting of stockholders in 2020 and until her successor is duly elected and qualified, or until her earlier resignation or removal. In addition to joining the Heartland Board of Directors, Ms. Hopkins will also join the Board of Directors of Citywide Banks, a Heartland subsidiary based in Denver.

Ms. Hopkins, age 57, has been a Managing Partner at Crescendo Capital Partners, LLC, a private investment company, since 2007. Crescendo invests in businesses that present an opportunity to accelerate growth and enhance profitability. She is currently CEO of one of Crescendo’s portfolio companies, American Medical. American Medical is one of the largest direct to consumer providers of prescription, long-term oxygen therapy equipment.

Prior to founding Crescendo, Ms. Hopkins was employed at Hewlett Packard, a multinational information technology company from 1982 to 1999, and then its spinoff Agilent Technologies, a provider of scientific solutions, from 1999 to 2005. Over her 20-year career, she led functional teams in research and development, marketing and manufacturing, and executive general management roles.

Ms. Hopkins is active in several nonprofit organizations, including Craig Hospital Foundation, Busted Halo, and the North Dakota State University Development Foundation. She holds a bachelor’s degree in Industrial Engineering from North Dakota State University and a master’s degree from Stanford University. She resides in Denver, Colorado.

Ms. Hopkins will be an independent director of Heartland, and is expected to serve on Heartland’s Compensation and Nominating Committee, and Audit and Corporate Governance Committee.

There are no family relationships between Ms. Hopkins and any director or executive officer of Heartland, nor are there any transactions between Heartland and Ms. Hopkins, her affiliates, or any member of her immediate family that would be reportable as a related party transaction under the rules of the Securities and Exchange Commission (the “SEC”). Ms. Hopkins was not selected as a director because of any arrangement or understanding between Heartland and any other person.

Ms. Hopkins will be entitled to standard compensation as a director of Heartland. She will receive an annual grant of restricted stock units in an amount determined by the Compensation and Nominating

Committee. She will also receive an annual retainer of $25,000, which she may elect to receive in the form of cash or in restricted stock units. In addition, she will receive $1,000 for each meeting of the Compensation and Nominating Committee and Audit and Corporate Governance Committee she attends, once appointed to those Committees.

A copy of the press release issued by the Company on December 17, 2018, announcing Ms. Hopkins’ election is attached as Exhibit 99.1.

(e)    Change of Control Agreements

On December 11, 2018, the Board approved amendments to the Change of Control Agreements of certain of its executive officers, including Lynn B. Fuller, its Executive Operating Chairman; Bruce K. Lee, its President and Chief Executive Officer; Bryan R. McKeag, its Executive Vice President and Chief Financial Officer; Andrew Townsend, its Executive Vice President and Chief Credit Officer; and Brian J. Fox, its Executive Vice President, Operations.  These amendments will be effective on January 1, 2019. For Mssrs. Fuller and Lee, the amended agreements change the severance payments from two to three times the executive’s base compensation, for Mr. McKeag the amended agreement changes the severance payment from one to three times the executive’s base compensation, and for Mssrs. Townsend and Fox, the amended agreements change the severance payments from one to two times the executive’s base compensation. Base compensation is defined to include the executive’s salary, plus the average of the three most recent bonuses received by the executive. For purposes of the agreements, a change of control is defined to include acquisition by a person of 51% or more of the voting power of the Company’s securities, a change in fifty percent of the directors of the Company other than to persons nominated by the board, or a merger or business combination where holders of the voting securities of the Company prior to the transaction hold fewer than 51% of the voting securities after the transaction.

The foregoing description of the Change of Control Agreements is not complete and is subject to and qualified in its entirety by reference to the form of Change of Control Agreement, which was filed as Exhibit 10.23 to the Annual Report on Form 10-K filed by Heartland with the Securities and Exchange Commission on February 28, 2018. The terms of this form of Change of Control Agreement are incorporated by reference herein.

Item 9.01 Financial Statements, Pro Forma Financial Information and Exhibits

(d) Exhibits

99.1 Press Release by Heartland Financial USA, Inc. dated December 17, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 17, 2018	HEARTLAND FINANCIAL USA, INC.

	By:	/s/ Bryan R. McKeag
Bryan R. McKeag
Executive Vice President and CFO